Filed with the Securities and Exchange Commission on December 23, 1997
                                                       Registration No 333-_____
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                               ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ---------------

                            ATRIX LABORATORIES, INC.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

                 Delaware                                      84-0402207
       -----------------------------                         ---------------
      (State or other jurisdiction of                        (I.R.S. Employer
       incorporation or organization)                       Identification No.)


       2579 Midpoint Drive, Fort Collins, Colorado 80525. (970) 482-5868
       -----------------------------------------------------------------
              (Address, including ZIP code, and telephone number,
       including area code, of registrant's principal executive offices)

                               ---------------

                               Brian G. Richmond
       -----------------------------------------------------------------
       2579 Midpoint Drive, Fort Collins, Colorado 80525. (970) 482-5868
           (Name, address, including ZIP code, and telephone number,
                   including area code, of agent for service)

                               ---------------

                                   COPIES TO:

             Warren L. Troupe, Esq. and Brian D. Lewandowski, Esq.
                            Morrison & Foerster LLP
              370 17th Street, Suite 5200, Denver, Colorado  80202
                                 (303) 592-1500

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                             CALCULATION OF REGISTRATION FEE

              Title of each class of         Amount to be        Maximum Offering Price           Amount of
            securities to be registered       registered              Per Unit(1)              registration fee
====================================================================================================================================
          7% Convertible Subordinated       $50,000,000(1)                100%                   $14,750(2)
          Notes due 2004
          Common Stock, $.001 par value
          per share                               (2)                      (2)
====================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(i).

(2) Such indeterminate number of shares of Common Stock as shall be issuable upon conversion of the Convertible Note being registered hereunder. No additional consideration will be received for the Common Stock and therefore no registration fee is required pursuant to Rule 457(i).

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                 SUBJECT TO COMPLETION DATED DECEMBER 23, 1997

PROSPECTUS

                                  $50,000,000
                            ATRIX LABORATORIES, INC.
                       7% CONVERTIBLE SUBORDINATED NOTES
                     INTEREST PAYABLE JUNE 1 AND DECEMBER 1
                                      AND
            SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF

         This Prospectus relates to the proposed sale from time to time by certain holders named herein (the "Selling Securityholders") of $50,000,000 principal amount of 7% Convertible Subordinated Notes Due 2004 (the "Notes") of Atrix Laboratories, Inc. ("Atrix" or the "Company") and the shares of common stock, par value $.001 per share (the "Common Stock"), of the Company into which the Notes may be converted (the "Conversion Shares"). The Notes are convertible into the Conversion Shares at any time at or before maturity, unless previously redeemed, at a conversion price of $19 per share, subject to adjustment upon the occurrence of certain events. The Common Stock is traded on The Nasdaq National Market under the symbol "ATRX."

         The Notes do not provide for a sinking fund and are not redeemable by the Company prior to December 5, 2000. The Notes are redeemable thereafter at the option of the Company, in whole or in part, at the redemption prices set forth in this Prospectus, together with accrued interest. Upon a Repurchase Event (as defined herein), each holder of the Notes shall have the right, at the holder's option, to require the Company to repurchase such holder's Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any. See "Description of Notes -- Certain Rights to Require Repurchase of Notes."

         The Notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness, (as defined herein) of the Company. As of September 30, 1997, the Company had less than $1 million of indebtedness outstanding which would have constituted Senior Indebtedness. The Indenture governing the Notes does not limit or prohibit the incurrence of additional indebtedness, including Senior Indebtedness, by the Company or its subsidiary. See "Description of Notes -- Subordination."

         Sales of the Notes and the Conversion Shares (collectively, the "Securities") may be effected by or for the account of the Selling Securityholders from time to time in transactions (which may include block transactions in the case of the Conversion Shares) on any exchange or market on which such Securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market price, or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Securities directly to purchasers, through broker-dealers acting as agents for the Selling Securityholders, or to broker-dealers who may purchase Securities as principals and thereafter sell the Securities from time to time in transactions (which may include block transactions in the case of the Conversion Shares) on any exchange or market on which Securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale or otherwise. In effecting sales, broker-dealers engaged by Selling Securityholders may arrange for other broker-dealers to participate. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Securities for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). See "Selling Securityholders" and "Plan of Distribution."

         None of the proceeds from the sale of the Securities by the Selling Securityholders will be received by the Company. The Company has agreed to bear all expenses (other than selling commissions) in connection with the registration and sale of the Securities being offered by the Selling Securityholders . The Company has agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act").

         The Notes have been designated for trading in the Private Offering, Resales and Trading through Automated Linkages ("PORTAL") Market. Notes sold pursuant to this Prospectus will not remain eligible for trading on the PORTAL Market. For a description of certain income tax consequences to holders of the Notes, see "Certain United States Federal Income Tax Consequences."

         The Selling Securityholders and any broker-dealers or agents that participate with the Selling Securityholders in the distribution of the Securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         The Common Stock is listed for trading on the Nasdaq National Market under the symbol "ATRX." On December 19, 1997, the last reported sale price of the Common Stock was $12.8125 per share.

         THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 4.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR  HAS
       THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
          ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is January __, 1998.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied (at prescribed rates) at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains a World Wide Web site containing such reports, proxy statements and other information at www.sec.gov. Such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has agreed that, if at any time while the Notes or the Conversion Shares are restricted securities within the meaning of the Securities Act or the Company is not subject to the informational requirements of the Exchange Act, the Company will furnish to holders of such Notes and Conversion Shares and to prospective purchasers designated by such holders the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to permit compliance with Rule 144A in connection with resales of such Notes and Conversion Shares.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference in this
Prospectus: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; and
(iii) the Company's Registration Statement on Form 8-A filed on January 12, 1990, registering the Common Stock under Section 12(g) of the Exchange Act.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering covered by this Prospectus shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide a copy of any or all of such documents (exclusive of exhibits unless such exhibits are specifically incorporated by reference herein) without charge, to each person to whom this Prospectus is delivered, upon written or oral request to Brian G. Richmond, Vice President, Finance 2579 Midpoint Drive, Fort Collins, Colorado 80525, telephone (970) 482-5868.

                             ADDITIONAL INFORMATION

         The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the Securities Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document referred to are accurate summaries of the material provisions thereof, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit or incorporated by reference to the Registration Statement of which this Prospectus forms a part, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Securities offered hereby, reference is made to the Registration Statement. Copies of the Registration Statement may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

                                  RISK FACTORS

         In addition to the other information contained in this Prospectus, the following risk factors should be carefully considered in evaluating the Company and its business before purchasing any of the Securities offered hereby. The Company cautions the reader that this list of risk factors may not be exhaustive.

         This Prospectus contains statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements appear in a number of places in this Prospectus and in documents incorporated by reference herein and include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) whether the Company will receive, and the timing of, regulatory approvals or clearances to market the ATRIDOX product and any other potential products, (ii) the results of current and future clinical trials, and (iii) the time and expenses associated with the regulatory approval process for products. The success of the Company's business operations is in turn dependent on factors such as the receipt and timing of regulatory approvals or clearances for potential products, the effectiveness of the Company's marketing strategies to market its current and any future products, the Company's ability to manufacture products on a commercial scale, the appeal of the Company's mix of products, the Company's success at entering into and collaborating with others to conduct effective strategic alliances and joint ventures, general competitive conditions within the biotechnology and drug delivery industry and general economic conditions. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The information contained and incorporated by reference in this Prospectus, including without limitation the information set forth below identifies important factors that could cause such differences.

         ATRIGEL(R), ATRISORB(R) GTR BARRIER, ATRIDOX(TM) and
ATRISORB-DOXY(TM) are trademarks of the Company, with Block Drug Corporation ("Block") holding the ownership rights to ATRISORB(R) in the United States and Canada.

EARLY STAGE OF DEVELOPMENT

         The Company has commenced commercial sales of only one product, the ATRISORB GTR Barrier, the first commercial shipment of which occurred in March 1996, and has not recognized significant revenue from product sales to date. The Company does not have regulatory approval or clearance to market any other product. All of the Company's potential products, other than the ATRIDOX product, are at an early stage of development and will require extensive research, development, and preclinical and clinical testing prior to commercialization. In addition, all of the Company's potential products will be subject to an extensive, time consuming and costly regulatory approval or clearance process prior to commercialization. There can be no assurance that any such potential products will prove safe and effective in clinical trials, obtain required regulatory approvals or clearance, or be capable of commercial scale production at an acceptable cost, or that any clinical trials will be completed on schedule, at or below budget or at all. Furthermore, there can be no assurance that any of the Company's products that are or will be sold commercially will be accepted by medical and dental professionals or patients, or that reimbursement for the cost of such products will be available from third party payors. Any failure of the Company to achieve technical feasibility, demonstrate safety, achieve clinical efficacy, obtain regulatory approvals or clearances or successfully manufacture or commercialize its products would have a material adverse effect on the Company.

HISTORY OF OPERATING LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY

         The Company has sustained losses in each year of its operations, and had incurred an accumulated deficit of approximately $44 million through September 30, 1997. Prior to March 1996, the Company had not received any revenues from product sales. The Company expects to continue to incur losses due to expenses for research, development, manufacturing, sales, marketing, and interest on the Notes in excess of anticipated revenues. In particular, the Company expects to incur substantial manufacturing, sales and marketing expenses in connection with the commercial launch of the ATRIDOX product, if and when this product is approved by the United States Food and Drug Administration ("FDA") and foreign regulatory agencies. There can be no assurance that the Company will ever achieve substantial revenues from product sales or profitability, or that profitability will be sustained for any particular period of time.

DEPENDENCE ON RELATIONSHIP WITH BLOCK

         The ability to commercialize the ATRIDOX product will depend to a significant extent on the marketing and sales efforts of Block, over which the Company has limited control. The Company anticipates that, assuming successful launch of the ATRIDOX product, royalties and manufacturing margins from Block may constitute a substantial portion of the Company's revenues. However, there can be no assurance that Block will be able to establish effective marketing, sales and distribution capabilities for the ATRISORB GTR Barrier, the ATRIDOX product and the ATRISORB-DOXY product or will be successful in gaining market acceptance for these products. Moreover, Block has the right to terminate its agreement with the Company at any time with or without cause on 12-months notice. The election by Block to discontinue its participation in the commercialization, marketing and distribution of the ATRIDOX product, the ATRISORB GTR Barrier or the ATRISORB-DOXY product could materially adversely affect the Company.

DEPENDENCE ON THE ATRIDOX PRODUCT

         The Company is dependent on its ability to obtain regulatory approval of the ATRIDOX product to generate revenues while it continues the research, development and regulatory approval processes for other products under development. While the Company filed an New Drug Application ("NDA") with the FDA for the ATRIDOX product in the first quarter of 1997, there can be no assurance as to the outcome or timing of the FDA's review of such filing. Furthermore, there can be no assurance that the ATRIDOX product, if approved by the FDA, will achieve market acceptance. See "Significant Government Regulation; Uncertainty of Obtaining Regulatory Approvals."

LEVERAGE

         At September 30, 1997, as adjusted for the issuance of the Notes, the Company's total long-term debt and stockholders' equity would have been approximately $50 million and $29 million, respectively. The Indenture governing the Notes does not restrict the ability of the Company or its subsidiaries to incur additional indebtedness, including Senior Indebtedness. Additional indebtedness of the Company may rank senior or pari passu with the Notes in certain circumstances. See "Description of Notes." The Company's ability to satisfy its obligations will be dependent upon its future performance, which is subject to prevailing economic conditions and financial, business and other factors, including factors beyond the Company's control. There is no assurance that the Company's operating cash flow will be sufficient to meet its debt service requirements or to repay the Notes at maturity or upon a Repurchase Event.

SIGNIFICANT GOVERNMENT REGULATION; UNCERTAINTY OF OBTAINING REGULATORY
APPROVALS

         The Company's research, preclinical development, clinical trials, manufacturing, marketing and distribution of its products in the United States and other countries are subject to extensive regulation by numerous governmental authorities including, but not limited to, the FDA. The Company has not received regulatory approval in the United States or any foreign jurisdiction for the commercial sale of any of its drug products. Prior to marketing in the United States, any drug developed by the Company must undergo rigorous preclinical (animal) and clinical (human) testing and an extensive regulatory process implemented by the FDA under the United States Federal Food, Drug, and Cosmetic Act and implementing regulations. Satisfaction of such regulatory requirements, which includes satisfying the FDA that the product is both safe and effective for its proposed indications, typically takes several years or more, depending upon the type, complexity, and novelty of the product, and requires the expenditure of substantial resources. Preclinical studies must be conducted in conformance with the FDA's Good Laboratory Practice regulations. Clinical testing, which is rigorously regulated, must meet requirements for Institutional Review Board oversight and informed consent, as well as FDA prior review and oversight, and Good Clinical Practice requirements. Failure to comply with FDA or other applicable regulatory requirements may subject a company to administrative sanctions or judicially imposed sanctions such as civil penalties, criminal prosecution, injunctions, product seizure or detention, product recalls, or total or partial suspension of production. In addition, noncompliance may result in the FDA's refusal to approve pending NDAs or supplements to approved NDAs, PMAs or PMA (as defined below) supplements and the FDA's refusal to clear 510(k)s.

         In March 1997, the Company submitted an NDA with the FDA for the ATRIDOX product a minimally invasive subgingival antibiotic therapy for periodontal disease employing the ATRIGEL system containing doxycycline. The Company filed the NDA based on the results of pivotal Phase III trials, which were completed in May 1996, and included data from 822 patients at 20 study sites. There can be no assurance that the results of the Company's preclinical or clinical studies will demonstrate, to the FDA's satisfaction, substantial evidence that the drug is safe and effective. Additionally, because the protocol of the Phase III clinical trials required the removal of the ATRIDOX product following treatment, an additional Phase III study has been conducted and will be submitted in an amendment to the original NDA filing, which may allow the Company to seek approval of the product for use without removal. There can be no assurance that the Company will obtain approval for any use of the product. If regulatory approval of the ATRIDOX product or any other drug product is granted, such approval will be limited to those disease states and conditions for which the product has been shown to be safe and effective, as demonstrated to the FDA's satisfaction through well controlled clinical studies. Furthermore, approval may entail ongoing requirements for post-marketing studies. Even if such regulatory approval is obtained, a marketed product, promotional activities for the product, its manufacturer and its manufacturing facilities are subject to continual review and periodic inspections by the FDA. In addition, identification of certain side effects after a drug is on the market or the occurrence of marketing problems could cause subsequent withdrawal of approval, reformulation of the drug, additional preclinical or clinical testing and changes in labeling.

         The ATRISORB GTR Barrier is regulated in the United States as a medical device. New medical devices are generally introduced to the market based on a premarket notification or 510(k) submission to the FDA in which the sponsor establishes that the proposed device is "substantially equivalent" to a legally marketed Class I or Class II medical device or to a Class III device for which the FDA has not required premarket approval. If the sponsor cannot demonstrate substantial equivalence, the sponsor will be required to submit a premarket approval application ("PMA"), which generally requires preclinical and clinical trial data, to prove the safety and effectiveness of the device. The Company has received FDA clearance on a 510(k) for the ATRISORB GTR Barrier, and is currently marketing the device in the United States.

         The Company is also subject to foreign regulatory requirements in connection with the research, development, manufacture and sale of its products abroad. These requirements vary widely from country to country, and there can be no assurance that the Company will be able to achieve or remain in compliance with any such requirements. Any failure to achieve or remain in compliance with foreign requirements, notwithstanding authorizations to legally market the products in the United States, could have a material adverse effect on the Company.

RELIANCE ON PATENTS AND PROPRIETARY RIGHTS

         The Company considers patents and proprietary rights to be materially significant to its business. As of September 30, 1997, the Company maintained 14 United States and 11 foreign patents, and has 18 United States and 38 foreign patent applications pending. The Company believes that its ATRIGEL system, upon which the ATRISORB GTR Barrier, the ATRIDOX product and all of the Company's products under development are based, is protected by claims contained in these patents and in pending patent applications. The Company intends to aggressively defend its patent position and to file additional patent applications in the future. However, there can be no assurance that any of the Company's present or future patents will provide the Company with significant protection or will not be challenged. The patent positions of drug delivery companies, including the Company's, are uncertain and involve complex legal and factual issues. Accordingly, the Company anticipates that any attempt to enforce its patents would be time consuming and costly. Furthermore, there can be no assurance that any such attempted enforcement would be successful, or that third parties will not succeed in circumventing or invalidating any one or more of the Company's patents. Moreover, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. Any invalidation or circumvention of the Company's patents could have a material adverse effect on the Company.

         There can be no assurance that any of the Company's pending patent applications will result in the issuance of patents, that the claims filed in any pending patent application will not be significantly reduced prior to issuance or that any issued patents will provide significant proprietary protection. Because patent applications in the United States are maintained in secrecy until patents issue and publication of discoveries in the scientific or patent literature often lags behind actual discoveries, the Company cannot be certain that it was the first inventor of inventions covered by its pending patent applications or that it was the first to file patent applications for such inventions. Moreover, the Company may have to participate in interference proceedings declared by the Patent and Trademark Office to determine priority of invention that could result in substantial cost to the Company, even if the eventual outcome is favorable to the Company.

         The Company is not aware of any patents that it believes would be infringed by its proposed products. However, there can be no assurance that the Company has identified all patents that may pose a risk of infringement by its proposed products. There can be no assurance that third parties will not assert infringement claims against the Company or that any such assertions will not result in costly litigation or require the Company to obtain a license to the intellectual property rights of such parties. There can be no assurance that any such licenses would be available on terms acceptable to the Company, if at all. Furthermore, parties making such claims may be able to obtain injunctive or other relief that could effectively block the Company's ability to further develop or commercialize its products in the United States and abroad and could result in the award of substantial damages. Defense of any lawsuit or failure to obtain any such license could have a material adverse effect on the Company. Finally, litigation, regardless of outcome, could result in substantial cost to the Company, both financially and in terms of diversion of management's attention.

UNCERTAINTY OF CUSTOMER ACCEPTANCE; THIRD PARTY REIMBURSEMENT

         Because its initial products and product candidates are targeted toward the treatment of periodontal disease, the primary customers for these products will be dentists and periodontists. The Company expects that a substantial portion of these customers will seek reimbursement for the Company's products from third party payors, including Medicare, Medicaid, health maintenance organizations and other public and private insurors. Third party payors are increasingly challenging the price and cost-effectiveness of medical and dental products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products, such as the ATRISORB GTR Barrier. The Company believes that certain third party payors provide reimbursement at a specified rate for periodontal surgeries, without additional reimbursement if a barrier product such as the ATRISORB GTR Barrier is used therein. Furthermore, the Company believes that the portion of the United States population that has dental insurance is substantially lower than the percentage with medical insurance. Patients who lack dental insurance, and therefore must pay the full cost of periodontal treatment, may elect to forego the use of barrier products absent significant patient benefit associated with such use. The Company's sales of the ATRISORB GTR Barrier and any future products will depend to a great extent on the amount of available third party reimbursement and the perceived patient benefits associated with the use of such products. There can be no assurance that such reimbursement will be available or that any of the Company's products will have advantages that will be significant enough to cause dental professionals to purchase them.

LACK OF COMMERCIAL SCALE MANUFACTURING EXPERIENCE; REGULATORY COMPLIANCE

         The Company has limited experience in manufacturing its products on a commercial scale. The Company has manufactured the ATRISORB GTR Barrier at its pilot manufacturing facility since March 1996. In July 1996, the Company purchased a 26,000 square foot commercial production facility and completed a number of renovations to the facility in 1997. The Company has completed validation of the facility and currently is in the process of validating the production process for the ATRISORB GTR Barrier, the ATRIDOX product, the

ATRISORB-DOXY product and clinical study supplies for additional products in development. The validation of the production process for the Heska veterinary product has been completed. In the third quarter of 1997, the Company commenced manufacturing the ATRISORB GTR Barrier on a commercial scale. There can be no assurances that the Company will be able to manufacture the ATRISORB GTR Barrier or any other products at an acceptable cost and in compliance with Quality System Regulations ("QSRs"), which have recently replaced current Good Manufacturing Practices ("cGMP") regulations for medical devices, or drug cGMP regulations. Failure or significant delay by the Company in complying with device QSRs or drug cGMPs and other regulations would have a material adverse effect on the Company.

         Drug cGMP regulations and device QSRs require, among other things, that each manufacturer establish a quality assurance program by which it monitors the manufacturing process and maintains records evidencing compliance with FDA regulations and the manufacturer's specifications and procedures. Failure to comply with these requirements can result in, among other consequences, warning letters, civil penalties, suspensions or losses of regulatory approvals or clearances, product recalls or seizures, injunctions, orders to cease operations and criminal penalties. The Company's existing manufacturing processes have not been validated as being in compliance with drug cGMP regulations, however the Company recently successfully completed an FDA pre-approval inspection for the Heska periodontal product, and is in the process of completing such validation for the ATRIDOX product. Any failure by the Company to manufacture its present and future products in compliance with cGMP and QSR regulations could have a material adverse effect on the Company.

LACK OF SALES AND MARKETING EXPERIENCE

         The Company has limited experience in sales and marketing of products. In December 1996, the Company entered into an agreement with Block (the "Block Agreement") for the commercialization of certain of the Company's products. Under the current terms of the Block Agreement, Block has the rights to market the ATRISORB-GTR Barrier, the ATRIDOX product and the ATRISORB-DOXY product in North America. In September 1997, Block elected not to exercise its option to obtain the rights to market the ATRIDOX product in Europe. The Company intends to use a portion of the proceeds from the sale of the Notes to develop marketing channels for the ATRISORB GTR Barrier, the ATRISORB-DOXY product and the ATRIDOX product in Europe. In order to market successfully the ATRISORB GTR Barrier in Europe and future products to which Block does not have marketing rights, the Company must develop a sales force with significant technical expertise or enter into agreements with existing distributors or other corporate partners.

         The Company has engaged distributors to market the ATRISORB GTR Barrier in Europe, and expects to utilize independent distributors, corporate partners or implement its own direct sales force for foreign sales of its future products, including the ATRIDOX product. The Company anticipates that all such distributors will handle products of multiple vendors, potentially including products that compete directly with the Company's products offered by such distributors. The Company will have limited or no control over the resources that any independent distributor may devote to the marketing of the Company's products or to the level of customer service any such distributor provides. There can be no assurance that the Company will be able to establish or maintain a successful direct sales organization in Europe or enter into marketing agreements with other corporate partners. In addition, there can be no assurance that there will be sufficient sales of the ATRISORB GTR Barrier or future products to fund related sales and marketing expenses, many of which must be incurred before sales commence. Failure to develop a successful sales force, a distribution network or marketing agreements with corporate partners may have a material adverse effect.

DEPENDENCE ON THIRD PARTIES

         The Company has entered into several collaborative arrangements, and hopes to enter into additional collaborative arrangements, with other companies and individual dental practitioners covering the research, development, clinical trials, regulatory approval, manufacture and marketing of various of its potential products. The Company believes that its ability to successfully develop its ATRIGEL system for a wide array of human and animal health care applications will depend in substantial part on its ability to enter into such collaborative arrangements. There can be no assurance that the Company will be able to enter into or maintain existing or future collaborations, or that any such collaborations will be successful. Any such failure could have a material adverse effect on the Company. Furthermore, some of the Company's existing collaborations are exclusive, and there can be no assurance that any of the Company's present or future collaborative partners will not pursue parallel development of other health care products that may compete directly with the Company's products. The Company will have limited or no control over the resources that any partner may devote to the Company's products. There can be no assurance that any of the Company's present or future collaborative partners will perform their obligations as expected or will devote sufficient resources to the research, development, clinical testing, regulatory approval, manufacture or marketing of the Company's products. The Company also relies on third parties to manufacture various components of the ATRISORB GTR Barrier and expects to rely in varying degrees on contract manufacturers for the ATRIDOX product and its other products under development. There can be no assurance that the Company will be able to obtain product in required quantities, of acceptable quality or at a competitive cost from any such third party manufacturers. Any failure by any of the foregoing third parties to devote sufficient efforts to the research, development, clinical testing, regulatory approval, manufacture or marketing of the Company's products could have a material adverse effect on the Company.

SOLE SOURCE SUPPLIER

         The Company presently obtains all of its requirements of a key component used in the ATRIDOX product, the antibiotic doxycycline, from a sole source supplier. To date, the Company has not experienced difficulty obtaining doxycycline on commercially reasonable terms. However, any interruption of supply could have a material adverse effect on the Company, including on its ability to manufacture and sell the ATRIDOX product and the ATRISORB-DOXY product, if approved by the FDA.

ACCESS TO PHARMACEUTICAL COMPOUNDS

         The Company's ability to successfully commercialize its ATRIGEL system will depend in substantial part on its ability to obtain access to the pharmaceutical compounds to be delivered thereby. The Company intends to rely in certain circumstances on the ability of its collaborative partners to provide access to such pharmaceutical compounds. There can be no assurance that the Company will be able to obtain such access, either directly or through its collaborative partners. The failure of the Company to obtain rights to a particular pharmaceutical would preclude the Company from developing its ATRIGEL system for delivery of such pharmaceutical. Furthermore, there can be no assurance that the Company's use of such pharmaceutical will not be alleged or determined to be infringing on third parties' rights. Any such failure or infringement could have a material adverse effect on the Company.

COMPETITION; RAPID TECHNOLOGICAL CHANGE

         The drug delivery industry is highly competitive and rapidly evolving, with significant developments expected to continue at a rapid pace. The Company's success will depend on developing efficient and effective drug delivery products and technologies. All of the Company's products will compete both with other systems for delivery of a particular drug and with other forms of treatment of the indication targeted by such products. The ATRISORB GTR Barrier will compete directly with at least two barrier products, both of which are currently marketed in the United States. In addition, the ATRIDOX product, if and when approved by the FDA, will compete directly with at least one presently marketed product. The Company is aware of many competitors in the field of drug delivery, including competitors developing injectable or implantable drug delivery systems, oral drug delivery systems, passive transdermal systems, electrotransport systems, oral transmucosal systems and inhalation systems. There can be no assurance that any such products or technologies will not render the Company's product and products under development or technologies uncompetitive or obsolete. In addition to competing for customers, the Company also competes with these companies in seeking and obtaining quality collaborative partners. Most of the Company's existing or potential competitors, including each party presently selling products that compete directly with the ATRISORB GTR Barrier and the potential ATRIDOX product, have substantially greater research and development capabilities, experience, manufacturing, marketing, financial and managerial resources than the Company. Furthermore, acquisitions of competing drug delivery companies by large pharmaceutical companies could enhance competitors' financial, marketing and other resources. Accordingly, the Company's competitors may succeed in developing competing technologies, obtaining FDA approval or gaining market share for products more rapidly than the Company.

DEPENDENCE ON KEY PERSONNEL

         The success of the Company is dependent on its ability to retain highly qualified management and scientific personnel. Competition for such personnel is intense and the inability to attract additional key employees or the loss of one or more current key employees could have a material adverse effect on the Company. There can be no assurance that the Company will be successful in retaining requisite personnel in the future.

UNCERTAINTY OF ADDITIONAL FUNDING

         The Company expects that the proceeds it received from the sale of the Notes, together with its existing cash resources, should be sufficient to fund its operations through 1999. Thereafter, the Company may need to seek additional funding; however, there can be no assurance that additional financing will be available on acceptable terms or at all. If additional funds are raised by issuing equity securities, further dilution to then existing stockholders may result. If adequate funds are not available, the Company may be required to delay, scale back or eliminate one or more of its research and development programs or obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish certain rights to certain of its technologies, product candidates or products that the Company would not otherwise relinquish.

VOLATILITY OF NOTES AND STOCK PRICE

         The market prices for securities of drug delivery companies (including the Company's) have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Future announcements concerning the Company or its competitors, including the results of clinical trials, regulatory approvals, technological innovations or new products, developments in patent or other proprietary rights and litigation, as well as general market conditions, may have a significant effect on the market price of the Securities. In addition, future trading prices of the Notes will depend on other factors, such as prevailing interest rates, perceptions of the Company's credit worthiness and the market for similar securities, and the market price of the Notes may trade at a discount from their principal amount based on such factors.

LIMITATIONS ON REPURCHASE UPON A REPURCHASE EVENT

         In the event of a Repurchase Event, which includes a Change in Control and a Termination of Trading (each as defined herein), each holder of the Notes ("Holder") will have the right, at the Holder's option, to require the Company to repurchase all or a portion of such Holder's Notes at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, to, but excluding, the repurchase date. Future credit agreements or other agreements relating to other indebtedness (including other Senior Indebtedness) to which the Company becomes a party may contain restrictions on or prohibitions of the repurchase of the Notes by the Company. In the event a Repurchase Event occurs at a time when the Company is prohibited from repurchasing Notes, the Company could seek the consent of its lenders to the repurchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such consent or repay such borrowings, the Company would remain prohibited from repurchasing Notes. In such case, the Company's failure to repurchase the Notes would constitute an Event of Default under the Indenture whether or not payment of the repurchase price is permitted by the subordination provisions of the Indenture. Any such default may, in turn, cause a default under Senior Indebtedness. Moreover, the occurrence of a Repurchase Event in and of itself may constitute an event of default under the Senior Indebtedness. As a result, in either case, payment of the repurchase price of the Notes would, absent a waiver, be prohibited under the subordination provisions of the Indenture until the Senior Indebtedness is paid in full. Further, the ability of the Company to repurchase the Notes upon a Repurchase Event will be dependent on the availability of sufficient funds and compliance with applicable securities laws. Accordingly, there can be no assurance that the Company will be able to repurchase the Notes upon a Repurchase Event. The term "Repurchase Event" is limited to certain specified transactions and may not include other events that might adversely affect the financial condition of the Company or result in a downgrade of the credit rating, if any, of the Notes, nor would the requirement that the Company offer to repurchase the Notes upon a Repurchase Event necessarily afford the Holders of the Notes protection in the event of a highly leveraged reorganization, merger or similar transaction involving the Company. See "Description of Notes -- Certain Rights to Require Repurchase of Notes."

SUBORDINATION

         The Notes are general unsecured obligations of the Company, subordinated in right of payment to all future Senior Indebtedness of the Company. At September 30, 1997 the Company had less than $1 million of indebtedness outstanding that would have constituted Senior Indebtedness. In the event of bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay obligations on the Notes only after the administrative expenses of the bankruptcy and all Senior Indebtedness, if any, has been paid in full. There may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. The holders of any indebtedness of the Company's subsidiaries will be entitled to payment of the indebtedness from the assets of the subsidiaries prior to the holders of any general unsecured obligations of the Company, including the Notes. See "Description of Notes -- Subordination."

ABSENCE OF PUBLIC MARKET

         The Notes were issued in November 1997 in a private placement to a small number of institutional buyers. The Notes issued in the initial private placement have been designated for trading on the Portal Market. Notes sold pursuant to this Prospectus will not remain eligible for trading on the Portal Market. The Company does not intend to list the Notes on any national securities exchange or on The Nasdaq Stock Market. There can be no assurance that an active trading market for the Notes will develop or, if one does develop, that it will be maintained. If an active trading market for the Notes fails to develop or be sustained, the trading price of such Notes could be adversely affected, and holders of the Notes may experience difficulty in reselling the Notes or may be unable to sell them at all. If a public trading market develops for the Notes, future trading prices of the Notes will depend upon many factors, including, among other things, prevailing interest rates and the market price of the shares of Common Stock. See "Description of Notes
-- Registration Rights; Liquidated Damages."

CERTAIN ANTI-TAKEOVER PROVISIONS

         Certain provisions of the Company's Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and Delaware law may delay or discourage a change of control of the Company, and, accordingly, adversely effect the price of the Common Stock. These provisions include establishing a classified board of directors, permitting cumulative voting in certain circumstances, allowing the Board of Directors to issue and determine the rights, powers and preferences of Preferred Stock (as defined herein) without any vote or further action by the stockholders, establishing a process to enlarge and fill vacancies on the Board of Directors and deterring certain self-dealing transactions. These provisions may discourage certain types of non-negotiated transactions which would result in a change of control of the Company and are expected to encourage persons seeking to acquire control of the Company to consult first with the Board of Directors to negotiate the terms of any proposed business combination or offer. Under applicable Delaware law, the Board of Directors has the ability to adopt additional anti-takeover measures either in response to a specific threat or in furtherance of their general fiduciary duties. The Board of Directors may, from time to time, consider the adoption of such measures and may adopt additional anti-takeover provisions in the future.

                                  THE COMPANY

         The Company is engaged in the research, development and commercialization of a broad range of dental, medical and veterinary products based on its proprietary sustained release biodegradable polymer drug delivery system, trade- named ATRIGEL. In March 1997, the Company submitted a NDA with the FDA for its lead product ATRIDOX, a minimally invasive subgingival antibiotic therapy for periodontal disease employing the ATRIGEL system with the antibiotic doxycycline. The Company filed the NDA based on the results of pivotal Phase III trials involving the ATRIDOX product, which included data from 822 patients at 20 study sites across the United States. The trials demonstrated that treatment with the ATRIDOX product was superior to placebo and oral hygiene, and equivalent to scaling and root planing, a painful mechanical procedure that is the current standard treatment for periodontal disease.

         The Company currently markets the ATRISORB GTR Barrier, a biodegradable film utilizing the ATRIGEL system, to aid in the guided tissue regeneration of a tooth's support following periodontal surgery. The Company is also developing the ATRISORB-DOXY product, a second-generation guided tissue regeneration barrier which combines the benefits of the ATRISORB GTR Barrier with the antibiotic doxycycline for improved clinical outcomes following periodontal surgery. The Company expects to initiate pivotal trials of the ATRISORB-DOXY product in the first half of 1998. In the veterinary field, the Company has developed a product utilizing the ATRIGEL system to treat periodontal disease in companion animals which is marketed by Heska Corporation. A New Animal Drug Application ("NADA") was approved for this product on November 19, 1997. The Company commercialized this product immediately thereafter.

         The Company's first three human products are designed to treat periodontal disease. Based on published industry reports, the Company believes there are in excess of 50 million Americans with periodontal disease, and this number is increasing as a result of the increasing average age of the U.S. population. Periodontal disease has no known cure and effective treatment is currently possible only through periodic professional intervention. The most common treatments are scaling and root planing and, in more advanced cases, various forms of periodontal surgery. The Company believes that many individuals do not seek treatment due to a number of factors including cost, pain, potential medical complications associated with current therapies and because the disease is asymptomatic in its early stages. The Company believes, based on published industry reports, that over $6.5 billion is spent annually on the treatment of periodontal disease.

         In December 1996, the Company entered in the Block Agreement whereby Block has acquired the exclusive North American rights to market the ATRIDOX product, the ATRISORB GTR Barrier and the ATRISORB-DOXY product. The Block Agreement provides for potential milestone payments to the Company totaling up to $50 million over three to five years, as well as manufacturing margins and royalties on sales. In addition, Block will advise, consult and may fund various aspects of the Company's dental research and development programs. As of September 30, 1997, the Company had received approximately $7.1 million in milestone payments from Block.

         The Company's patented ATRIGEL system is comprised of biodegradable polymer formulations that are administered as flowable compositions (e.g., solutions, gels, pastes, and putties), which solidify in situ upon contact with body fluids to form biodegradable implants. The ATRIGEL system is designed to provide extended localized or systemic drug delivery in a single application, without the need for surgical implantation or removal. Depending on the intended use or the specific drug to be delivered via the ATRIGEL system, the release and degradation rates of the system can be tailored. The Company believes that the unique properties of the ATRIGEL system create the potential for a wide variety of dental, medical and veterinary applications.

         The Company's principal executive offices are located at 2579 Midpoint Drive, Fort Collins, Colorado 80525 and its telephone number is (970) 482-5868.

                                USE OF PROCEEDS

         The Company will receive no proceeds from the sale of the Securities by the Selling Securityholders.

                       RATIO OF EARNINGS TO FIXED CHARGES

         Earnings were insufficient (not taking into account the effect of taxes) to cover fixed charges by $6.9 million, $3.7 million $1.0 million, $5.5 million, $12.7 and $11.4 million for the years ended September 30, 1992 and 1993, the three months ended December 31, 1993 and each of the years ended December 31, 1994, 1995 and 1996, respectively, and by $7.9 million and $1.5 million for the nine-month periods ended September 30, 1996 and 1997, respectively. For purposes of calculating the ratio of earnings to fixed charges, earnings represent pre-tax earnings from continuing operations, plus fixed charges, less interest capitalized. Fixed charges represent interest (including amounts capitalized), portion of net rent expense (one third) deemed representative of the interest factor.

                            SELLING SECURITYHOLDERS

         The following table sets forth the name of certain of the Selling Securityholders and (i) the amount of Notes owned by each such Selling Securityholder as of December __, 1997 (assuming no Notes have been sold under this Prospectus as of such date), (ii) the maximum amount of Notes which may be offered for the account of such Selling Securityholder under this Prospectus,
(iii) the amount of Common Stock owned by each such Selling Securityholder as of December ____, 1997, and (iv) the maximum amount of Common Stock which may be offered for the account of such Selling Securityholder under this Prospectus.

 NAME OF SELLING SECURITYHOLDER              Principal Amount of     Principal Amount of         Shares of Common Stock
 ------------------------------              -------------------     -------------------         ----------------------
                                             Notes Owned             Notes Offered Hereby        Owned Prior to Offering
                                             -----------             --------------------        -----------------------
 Unnamed holders of Notes or any future
 transferees, pledgees, donees or
 successors of or from any such unnamed
 holders(3)  . . . . . . . . . . . . . . .   --------------          -------------



 Total . . . . . . . . . . . . . . . . . .
                                             ==============          ==============              ======

--------------------------
(1) Includes the shares of Common Stock into which the Notes held by such Selling Securityholder are convertible at the initial conversion price. The conversion price and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time.

(2) Assumes conversion into Common Stock of the full amount of Notes held by such Selling Securityholder at the initial conversion price. The conversion price and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Notes; rather, cash will be paid in lieu of fractional shares, if any.

(3) No such holder may offer Notes pursuant to this Prospectus until such holder is included as a Selling Securityholder in a supplement to this Prospectus in accordance with the Registration Rights Agreement (as defined). Assumes that the unnamed holder of Notes or any future transferees, pledgees, donees or successors of or from any such unnamed holder do not beneficially own any Common Stock other than the Common Stock issuable upon conversion of the Notes at the initial conversion price.

         Because the Selling Securityholders may, pursuant to this Prospectus, offer all or some portion of the Notes and Common Stock they presently hold or, with respect to Common Stock, have the right to acquire upon conversion of such Notes, no estimate can be given as to the amount of the Notes and Common Stock that will be held by the Selling Securityholders upon termination of any such sales. In addition, the Selling Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes and Common Stock since the date on which they provided the information regarding their Notes and Common stock, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

         Only Selling Securityholders identified above who beneficially own the Notes and Common Stock set forth opposite each such Selling Securityholder's name in the foregoing table on the effective date of the Registration Statement may sell such Notes and Common Stock pursuant to this Prospectus. The Company may from time to time, in accordance with the Registration Rights Agreement (as defined herein), include additional Selling Securityholders in supplements to this Prospectus.

         None of the Selling Securityholders listed above had any material relationship with the Company other than as a result of ownership of the Notes, within the three-year period ending on the date of this Prospectus.

                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of the Company consists of 30,000,000 shares of capital stock, of which 25,000,000 shares have been designated as Common Stock, $.001 par value, and 5,000,000 shares have been designated as Preferred Stock, $.001 par value ("Preferred Stock").

COMMON STOCK

         As of September 30, 1997, there were 11,172,876 shares of Common Stock outstanding and held of record by approximately 2,942 stockholders. Holders of shares of Common Stock are entitled to one vote per share on matters to be voted upon by the stockholders of the Company. The Amended and Restated Certificate of Incorporation of the Company (the "Certificate") provides for cumulative voting for the election of directors on or after the date on which the Company becomes aware that any stockholder has become the beneficial owner, directly or indirectly, of 30% or more of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors.

PREFERRED STOCK

         Under its Certificate, the Company has authority to issue 5,000,000 shares of Preferred Stock, in one or more series as determined by the Board of Directors. No shares of Preferred Stock are currently issued or outstanding. The Board of Directors may, without further action by the stockholders of the Company, issue series of Preferred Stock and fix the rights and preferences of those shares, including the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or the designation of such series. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock issued by the Company in the future.

         No class of the Company's stock carries with it any preemptive right to subscribe for any securities of the Company.

PROVISIONS WHICH MAY DELAY A CHANGE OF CONTROL OF THE COMPANY

         The Certificate contains certain provisions which may delay or discourage a change of control of the Company, including provisions establishing a classified board of directors, permitting cumulative voting in certain circumstances, allowing the Board of Directors to issue and determine the rights, powers and preferences of Preferred Stock without any vote or further action by the stockholders, establishing a process to enlarge and fill vacancies on the Board of Directors and deterring certain self-dealing transactions. Certain of these provisions are designed to increase the likelihood that the Board of Directors, if presented with a proposal for a business combination or other major transaction from a third party that has acquired a block of the Company's stock, will have sufficient time to review the proposal and possible alternatives to the proposal and to act in what it believes to be in the best interests of the stockholders. These provisions may discourage certain types of non-negotiated transactions which would result in a change of control of the Company and are expected to encourage persons seeking to acquire control of the Company to consult first with the Board of Directors to negotiate the terms of any proposed business combination or offer.

                              DESCRIPTION OF NOTES

         The Notes were issued under an indenture dated as of November 15, 1997 (the "Indenture") between the Company and State Street Bank and Trust Company of California, N.A., as trustee (the "Trustee"). The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indenture including the definition therein of certain terms. A copy of the form of Indenture is available from the Company or the Initial Purchasers upon request. References in this section to the "Company" are solely to Atrix Laboratories, Inc., a Delaware corporation, and not to its subsidiary.

GENERAL

         The Notes are general, unsecured subordinated obligations of the Company, limited to $50,000,000 in aggregate principal amount and will mature on December 1, 2004 ("Maturity"). The Notes have an interest rate of 7% per annum from November 15, 1997, or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on June 1 and December 1 of each year, commencing June 1, 1998, to the Person in whose name such Notes (or any predecessor Notes) are registered (individually, a "Holder" and collectively, the "Holders") at the close of business on the preceding May 15 or November 15, as the case may be (whether or not a Business
Day). Interest on the Notes will be paid on the basis of a 360-day year consisting of twelve 30-day months.

         Principal of, and premium if any, and interest on, and liquidated damages with respect to, the Notes are payable (i) in respect of Notes held of record by DTC or its nominee, in same day funds on or prior to the respective payment dates and (ii) in respect of Notes held of record by Holders other than DTC or its nominee, in same day funds, at the office or agency of the Trustee in New York, New York, and the Notes may be surrendered for transfer, exchange or conversion at the office or agency of the Trustee in New York, New York. In addition, with respect to Notes held of record by holders other than DTC or its nominee, payment of interest may be made at the option of the Company by check mailed to the address of the persons entitled thereto as it appears in the Security Register for the Notes on the Regular Record Date for such interest.

         The Notes were issued only in registered form, without coupons and in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses (including the fees and expenses of the Trustee) payable in connection therewith. The Company is not required (i) to issue, register the transfer of or exchange of any Notes during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption and ending at the close of business on the day of such mailing, (ii) to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of Notes being redeemed in part or (iii) to register the transfer or exchange of any Notes surrendered for conversion or repurchase (and not withdrawn) upon the occurrence of a Repurchase Event.

         All monies paid by the Company to the Trustee or any Paying Agent for the payment of principal of, and premium and interest on, any Note which remain unclaimed for two years after such principal, premium or interest becomes due and payable may be repaid to the Company. Thereafter, the Holder of such Note may, as an unsecured general creditor, look only to the Company for payment thereof.

         The Indenture does not contain any provisions that would provide protection to Holders of the Notes against a sudden and dramatic decline in credit quality of the Company resulting from any takeover, recapitalization or similar restructuring, except as described below under "Certain Rights to Require Repurchase of Notes."

CONVERSION RIGHTS

         The Notes are convertible into Common Stock prior to maturity, unless previously redeemed or repurchased, initially at the conversion price of $19.00 per share. The right to convert Notes which have been called for redemption will terminate at the close of business on the business day preceding the Redemption Date, unless the Company defaults on a redemption payment. See "Optional Redemption" below. A Note for which a Holder has delivered a Repurchase Event purchase notice exercising the option of such Holder to require the Company to repurchase such Note may be converted only if such notice is withdrawn by a written notice of withdrawal delivered by the Holder to the Company prior to the close of business on the business day immediately preceding the date fixed for repurchase.

         The conversion price is subject to adjustment upon the occurrence of any of the following events: (i) the subdivision, combination or reclassification of outstanding shares of Common Stock; (ii) the payment of a dividend or distribution on Common Stock exclusively in shares of Common Stock or the payment of a dividend or distribution on any class of capital stock of the Company in shares of Common Stock; (iii) the issuance of rights or warrants to all holders of Common Stock entitling them to acquire shares of Common Stock (or securities convertible into Common Stock) at a price per share less than the Current Market Price; (iv) the distribution to holders of Common Stock of shares of capital stock (other than Common Stock), evidences of indebtedness, cash or assets (including securities, but excluding dividends or distributions paid exclusively in cash and dividends, distributions, rights and warrants referred to above); (v) the distribution to all or substantially all holders of Common Stock of rights or warrants to subscribe for its securities (other than those referred to in (iii) above); (vi) a distribution consisting exclusively of cash (excluding any cash distributions referred to in (iv) above) to all holders of Common Stock in an aggregate amount that, together with (A) all other cash distributions (excluding any cash distributions referred to in (iv) above) made within the 12 months preceding the date fixed for determining the stockholders entitled to such distribution and (B) any cash and the fair market value of other consideration payable in respect of any tender offer by the Company or a subsidiary of the Company for the Common Stock consummated within the 12 months preceding such date of determination, exceeds 10% of the Company's market capitalization (being the product of the Current Market Price times the number of shares of Common Stock then outstanding) on such date of determination entitled to such distribution; (vii) the consummation of a tender offer made by the Company or any subsidiary of the Company for all or any portion of the Common Stock which involves an aggregate consideration that, together with (X) any cash and other consideration payable in respect of any tender offer by the Company or a subsidiary of the Company for the Common Stock consummated within the 12 months preceding the consummation of such tender offer and (Y) the aggregate amount of all cash distributions (excluding any cash distributions referred to in (iv) above) to all holders of the Common Stock within the 12 months preceding the consummation of such tender offer, exceeds 10% of the product of the Current Market Price immediately prior to the date of consummation of such tender offer times the number of shares of Common Stock outstanding at the date of consummation of such tender offer; (viii) payment in respect of a tender offer or exchange offer by a person other than the Company or any subsidiary of the Company in which, as of the closing date of the offer, the Board of Directors is not recommending rejection of the offer; and (ix) the issuance of Common Stock or securities convertible into, or exchangeable for, Common Stock at a price per share (or having a conversion or exchange price per share) that is less than the then Current Market Price of the Common Stock (but excluding, among other things, issuances: (a) pursuant to any bona fide plan for the benefit of employees, directors or consultants of the Company now or hereafter in effect; (b) to acquire all or any portion of a business in an arm's-length transaction between the Company and an unaffiliated third party including, if applicable, issuances upon exercise of options or warrants assumed in connection with such an acquisition; (c) in a bona fide public offering pursuant to a firm commitment underwriting or sales at the market pursuant to a continuous offering stock program; (d) pursuant to the exercise of warrants, rights (including, without limitation, earnout rights) or options, or upon the conversion of convertible securities, which are issued and outstanding on the date hereof, or which may be issued in the future at a fair value and with an exercise price or conversion price at least equal to the Current Market Price of the Common Stock at the time of issuance of such warrant, right, option or convertible security; and (e) pursuant to a dividend reinvestment plan or other plan hereafter adopted for the reinvestment of dividends or interest provided that such Common Stock is issued at a price at least equal to 95% of the Current Market Price of the Common Stock at the time of such issuance). The adjustment referred to in this clause (viii) will only be made if the tender offer or exchange is for an amount which increases the offeror's ownership of Common Stock to more than 25% of the total shares of Common Stock outstanding, and if the cash and value of any other consideration included in such payment per share of Common Stock exceeds the Current Market Price per share of Common Stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer. The adjustment referred to in this clause (viii) will generally not be made, however, if, as of the closing of the offer, the offering documents with respect to such offer disclose a plan or an intention to cause the Company to engage in a consolidation or merger of the Company or a sale of all or substantially all of the Company's assets. No adjustment of the conversion price will be required to be made until cumulative adjustments amount to at least one percent of the conversion price, as last adjusted. Any adjustment that would not otherwise be sufficient to require a change to be made pursuant to the immediately preceding sentence shall be carried forward and taken into account in any subsequent adjustment.

         The Indenture provides that if the Company implements a stockholders' rights plan, such rights plan must provide that upon conversion of the Notes the Holders will receive, in addition to the Common Stock issuable upon such conversion, such rights whether or not such rights have separated from the Common Stock at the time of such conversion.

         In addition to the foregoing adjustments, the Company is permitted to reduce the conversion price as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the Common Stock or, if that is not possible, to diminish any income taxes that are otherwise payable because of such event. See "Certain United States Federal Income Tax Considerations."

         In the case of any consolidation or merger of the Company with any other corporation (other than one in which no change is made in the Common Stock), or any sale or transfer of all or substantially all of the assets of the Company, the Holder of any Note then outstanding will, with certain exceptions, have the right thereafter to convert such Note only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such Note might have been converted immediately prior to such consolidation, merger, sale or transfer; and adjustments will be provided for events subsequent thereto that are as nearly equivalent as practical to the conversion price adjustments described above.

         Fractional shares of Common Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based upon the then Closing Price at the close of business on the day of conversion (or, if such day is not a Trading Day, on the Trading Day immediately preceding such day). If any Notes are surrendered for conversion during the period from the opening of business on any Regular Record Date to the close of business on the business day immediately preceding such Interest Payment Date (except any such Notes called for redemption during the period from the opening of business on any Regular Record Date to the close of business on the second business day next succeeding the following Interest Payment Date), such Notes when surrendered for conversion must instead be accompanied by payment of an amount equal to the interest thereon which the registered Holder on such Regular Record Date is to receive; provided however that the Notes or portions thereof which have been called for redemption and the conversion rights of which terminate during such period must be accompanied by payment of an amount equal to the interest which would have accrued on the principal amount of the Notes being surrendered for conversion for the period from the conversion date to such Interest Payment Date. Except as described in the preceding sentence, no interest will be payable by the Company on converted Notes with respect to any Interest Payment Date subsequent to the date of conversion. No other payment or adjustment for interest or dividends is to be made upon conversion.

SUBORDINATION

         The payment of the principal of, and premium, if any, and interest on the Notes is, to the extent set forth in the Indenture, subordinated in right of payment to the prior payment in full of all Senior Indebtedness. If there is a payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due thereon or provision for such payment in money or money's worth before the Holders of the Notes will be entitled to receive any payment in respect of the principal of, or premium, if any, or interest on the Notes. In the event of the acceleration of the Maturity of the Notes, the holders of all Senior Indebtedness will first be entitled to receive payment in full in cash of all amounts due thereon or provision for such payment in money or money's worth before the Holders of the Notes will be entitled to receive any payment for the principal of, or premium, if any, or interest on the Notes. The Company also may not make any payment (whether by redemption, purchase, retirement, defeasance or otherwise) to the Holders upon or in respect of the Notes if (i) a default in the payment of the principal of, or premium, if any, or interest on any Designated Senior Indebtedness (a "Payment Default") occurs or (ii) any other default occurs and is continuing with respect to any Designated Senior Indebtedness which permits holders of Designated Senior Indebtedness as to which that default relates to accelerate its maturity (a "Nonpayment Default") and the Trustee receives notice of that default (a "Payment Blockage Notice") from (a) if such Nonpayment Default shall have occurred under any debt facility referred to in the description of "Designated Senior Indebtedness" below, the representative of the debt facility, as the case may be, or (b) if such Nonpayment Default shall have occurred with respect to any other issue of Designated Senior Indebtedness, the holders, or a representative of the holders, of at least 20% of such Designated Senior Indebtedness. The payments on or in respect of the Notes shall be resumed (i) in the case of a Payment Default respecting Designated Senior Indebtedness, on the date on which that default is cured or waived or ceases to exist and (ii) in the case of a Nonpayment Default respecting Designated Senior Indebtedness, the earliest of
(a) the date on which that Nonpayment Default is cured or waived or ceases to exist, (b) the date the applicable Payment Blockage Notice is retracted by written notice to the Trustee from a representative of the holders of the Designated Senior Indebtedness which have given that Payment Blockage Notice and (c) 179 days after the date on which the applicable Payment Blockage Notice is received by the Trustee, unless any Payment Default has occurred and is continuing or an Event of Default of the type referred to in clause (g) of the first sentence under "-- Events of Default" has occurred with respect to the Company. No Nonpayment Default which existed or was continuing on the date of any Payment Blockage Notice may be made the basis for giving a second Payment Blockage Notice and only one such Payment Blockage Notice with respect to a Nonpayment Default may be given in any 365-day period.

         "Senior Indebtedness" is defined in the Indenture as (a) all indebtedness of the Company for money borrowed under the Company's credit facilities and any predecessor or successor credit facilities thereto, whether outstanding on the date of execution of the Indenture or thereafter created, incurred or assumed, (b) indebtedness of the Company for money borrowed, whether outstanding on the date of execution of the Indenture or thereafter created, incurred or assumed, except any such other indebtedness that by the terms of the instrument or instruments by which such indebtedness was created or incurred expressly provides that it (i) is junior in right of payment to the Notes or (ii) ranks pari passu in right of payment with the Notes, and (c) any amendments, renewals, extensions, modifications, refinancings and refundings of any of the foregoing. The term "indebtedness for money borrowed" when used with respect to the Company is defined to mean (i) any obligation of or any obligation guaranteed by, the Company for the repayment of borrowed money (including, without limitation, fees, penalties and other obligations in respect thereof), whether or not evidenced by bonds, notes or other written instruments, (ii) any deferred payment obligation of, or any such obligation guaranteed by, the Company for the payment of the purchase price of property or assets evidenced by a note or similar instrument and (iii) any obligation of, or any such obligation guaranteed by, the Company for the payment of rent or other amounts under a lease of property or assets which obligation is required to be classified and accounted for as a capitalized lease on the balance sheet of the Company under generally accepted accounting principles. As used in the Indenture, "Designated Senior Indebtedness" means principal, interest, premiums, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any indebtedness (a) under any debt facility with banks or other lenders which provides for revolving credit loans, term loans, receivables financing (including through the sale of receivables) or letters of credit to the Company or any of its subsidiaries and (b) any other Senior Indebtedness the principal amount of which is $5,000,000 million or more and, in each case, that has been designated by the Company as "Designated Senior Indebtedness."

         The Indenture does not limit or prohibit the incurrence of additional indebtedness including Senior Indebtedness, by the Company or its subsidiaries. As of September 30, 1997, the Company had less than $1,000,000 of indebtedness outstanding which constitutes Senior Indebtedness or to which the Notes are effectively subordinated. The Company also expects to incur Senior Indebtedness from time to time in the future.

OPTIONAL REDEMPTION

         The Notes are redeemable, at the Company's option, in whole or from time to time in part, at any time on or after December 5, 2000, upon not less than 30 nor more than 60 days' notice mailed to each Holder of Notes to be redeemed at its address appearing in the Security Register and prior to Maturity at the following Redemption Prices (expressed as percentages of the principal amount) plus accrued and unpaid interest and liquidated damages, if any, to, but excluding, the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date).

         If redeemed during the 12-month period beginning December 1 (beginning December 5, 2000 and ending November 30, 2001 in the case of the first such period), the Redemption Price shall be:


 Year                                                 Redemption Price
 ----                                                 ----------------
 2000                                                      103.00%
 2001                                                      102.25
 2002                                                      101.50
 2003                                                      100.75
 2004                                                      100.00

in each case together with accrued and unpaid interest and liquidated damages, if any, to, but excluding, the Redemption Date. No sinking fund is provided for the Notes.

CONSOLIDATION, MERGER AND SALE OF ASSETS

         The Company will not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and the Company will not permit any Person to consolidate with or merge into the Company unless: (a) the Person formed by such consolidation or into which the Company is merged or the Person or corporation which acquires the properties and assets of the Company substantially as an entirety is a corporation, partnership or trust organized and validly existing under the laws of the United States or any state thereof or the District of Columbia and expressly assumes payment of the principal of and premium, if any, and interest and liquidated damages, if any, on the Notes and performance and observance of each obligation of the Company under the Indenture; (b) after consummating such consolidation, merger, transfer or lease, no Default or Event of Default will occur and be continuing, (c) such consolidation, merger, conveyance, transfer or lease does not adversely affect the validity or enforceability of the Notes and (d) the Company has delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease complies with the provisions of the Indenture.

CERTAIN RIGHTS TO REQUIRE REPURCHASE OF NOTES

         In the event of any Repurchase Event occurring after the date of issuance of the Notes and on or prior to Maturity, each Holder of Notes will have the right, at the Holder's option, to require the Company to repurchase all or any part of the Holder's Notes on the date (the "Repurchase Date") that is 30 days after the date the Company gives notice of the Repurchase Event as described below at a price (the "Repurchase Price") equal to 100% of the principal amount thereof, together with accrued and unpaid interest and liquidated damages, if any, to, but excluding, the Repurchase Date. On or prior to the Repurchase Date, the Company shall deposit with the Trustee or a Paying Agent an amount of money in same day funds sufficient to pay the Repurchase Price of the Notes which are to be repaid on or promptly following the Repurchase Date.

         Failure by the Company to provide timely notice of a Repurchase Event, as provided for below, or to repurchase the Notes when required under the preceding paragraph will result in an Event of Default under the Indenture whether or not such repurchase is permitted by the subordination provisions of the Indenture.

         On or before the 15th day after the occurrence of a Repurchase Event, the Company is obligated to mail to all Holders of Notes a notice of the occurrence of such Repurchase Event and identifying the Repurchase Event, the Repurchase Date, the date by which the repurchase right must be exercised, the Repurchase Price for Notes (which shall equal 100% of the principal amount thereof, together with accrued and unpaid interest and liquidated damages, if any, but excluding, the Repurchase Date) and the procedures which the Holder must follow to exercise this right. To exercise the repurchase right, the Holder of a Note must deliver, on or before the close of business on the Repurchase Date, written notice to the Company (or an agent designated by the Company for such purpose) and to the Trustee of the Holder's exercise of such right, together with the certificates evidencing the Notes with respect to which the right is being exercised, duly endorsed for transfer.

         A "Repurchase Event" shall have occurred upon the occurrence of a Change in Control (as defined below) or a Termination of Trading (as defined below).

         A "Change in Control" shall occur when: (i) all or substantially all of the Company's assets are sold as an entirety to any person or related group of persons; (ii) there shall be consummated any consolidation or merger of the Company (A) in which the Company is not the continuing or surviving corporation (other than a consolidation or merger with a wholly owned subsidiary of the Company in which all shares of Common Stock outstanding immediately prior to the effectiveness thereof are changed into or exchanged for the same consideration) or (B) pursuant to which the Common Stock would be converted into cash, securities or other property, in each case, other than a consolidation or merger of the Company in which the holders of the Common Stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the total voting power of all classes of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such consolidation or merger in substantially the same relative proportion as their ownership of Common Stock immediately before such transaction; (iii) any person, or any persons acting together which would constitute a "group" for purposes of Section 13(d) of the Exchange Act, together with any affiliates thereof, shall beneficially own (as defined in Rule 13d-3 under the Exchange Act) at least 50% of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of directors of the Company; (iv) at any time during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (v) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution.

         A "Termination of Trading" shall occur if the Common Stock (or other common stock into which the Notes are then convertible) is neither listed for trading on a U.S. national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

         If a Repurchase Event were to occur, there can be no assurance that the Company would have sufficient funds to repurchase the Notes tendered by the Holders thereof. The Company's future Senior Indebtedness may provide that a change in control of the Company would constitute an event of default thereunder, the occurrence of which would cause any repurchase of the Notes, absent a waiver, to be blocked by the subordination provisions of the Notes. In addition, even if such event of default did not occur or was waived, the right to require the Company to repurchase Notes as a result of the occurrence of a Repurchase Event could create an event of default under Senior Indebtedness of the Company, as a result of which any repurchase could, absent a waiver, be blocked by the subordination provisions of the Notes. See "Subordination" above. The Company's ability to pay cash to the Holders of Notes upon a Repurchase Event may be limited by certain financial covenants contained in the Company's Senior Indebtedness. Failure by the Company to repurchase the Notes when required will result in an Event of Default with respect to the Notes whether or not such repurchase is permitted by the subordination provisions thereof.

         In the event a Repurchase Event occurs and the Holders exercise their rights to require the Company to repurchase Notes, the Company intends to comply with applicable tender offer rules under the Exchange Act, including Rules 13e-4 and 14e-1, as then in effect, with respect to any such purchase.

         The foregoing provisions would not necessarily afford Holders of the Notes protection in the event of highly leveraged or other transactions involving the Company that may adversely affect Holders. In addition, the foregoing provisions may discourage open market purchases of the Common Stock or a non-negotiated tender or exchange offer for such stock and, accordingly, may limit a stockholder's ability to realize a premium over the market price of the Common Stock in connection with any such transaction.

RULE 144A INFORMATION REQUIREMENT

         The Company has agreed to furnish to the Holders or beneficial holders of the Notes and prospective purchasers of the Notes designated by the holders of the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act until such time as the Company registers the Notes and the underlying Common Stock for resale under the Securities Act. In addition, the Company has agreed to furnish such information if at any time while the Notes or the Common Stock issuable upon conversion of the Notes are restricted securities within the meaning of the Securities Act or the Company is not subject to the informational requirements of the Exchange Act.

EVENTS OF DEFAULT

         The following are Events of Default under the Indenture with respect to the Notes: (a) default in the payment of the principal of, or the premium, if any, on any Note when due (even if such payment is prohibited by the subordination provisions of the Indenture); (b) default in the payment of any interest and liquidated damages, if any, on any Note when due, which default continues for 30 days (even if such payment is prohibited by the subordination provisions of the Indenture); (c) failure to provide timely notice of a Repurchase Event as required by the Indenture; (d) default in the payment of the Repurchase Price in respect of any Note on the Repurchase Date therefor (even if such payment is prohibited by the subordination provisions of the Indenture); (e) default in the performance, or breach, of any other covenant or warranty of the Company in the Indenture which continues for 60 days after written notice as provided in the Indenture; (f) default under one or more bonds, notes or other evidences of indebtedness for money borrowed by the Company or any subsidiary of the Company or under one or more mortgages, indentures or instruments under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any subsidiary of the Company, whether such indebtedness now exists or shall hereafter be created, which default individually or in the aggregate shall constitute a failure to pay the principal of indebtedness in excess of $5,000,000 when due and payable after the expiration of any applicable grace period with respect thereto or shall have resulted in indebtedness in excess of $5,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 30 days after there shall have been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Notes a written notice specifying such default and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled; and (g) certain events in bankruptcy, insolvency or reorganization of the Company or any subsidiary of the Company.

         If an Event of Default with respect to the Notes (other than as specified in clause (g) in the immediately preceding paragraph with respect to the Company) shall occur and be continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes may declare the principal of, and premium, if any, on all such Notes to be due and payable immediately, but if the Company cures all Events of Default and has paid or deposited with the Trustee a sum sufficient to pay all interest on, premium, if any, and principal of Notes then due and certain other conditions are met, such declaration may be canceled and past defaults may be waived by the holders of a majority in principal amount of Outstanding Notes. If an Event of Default shall occur as a result of an event of bankruptcy, insolvency or reorganization of the Company, the principal of, premium, if any, and any accrued and unpaid interest on, the Notes shall automatically become due and payable. The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. The Indenture provides that the Trustee may withhold notice to the Holders of the Notes of any continuing default (except in the payment of the principal of, or premium, if any, or interest on any Notes) if the Trustee considers it in the interest of Holders of the Notes to do so.

MODIFICATION, AMENDMENTS AND WAIVERS

         Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of Outstanding Notes; provided, however, that no such modification or amendment may without consent of the Holder of each Outstanding Note affected thereby (i) change the maturity of the principal of, or any installment of interest on, any Note; (ii) reduce the principal amount of, or the premium or interest on, any Note; (iii) change the place of payment where, or currency in which, any Note or any premium or interest thereof is payable; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any Note; (v) adversely affect the right to convert the Notes; (vi) adversely affect the right to cause the Company to repurchase the Notes; (vii) modify the subordination provisions in a manner adverse to the Holders of the Notes; (viii) reduce the above stated percentage of aggregate principal amount of outstanding Notes necessary for waiver or compliance with certain provisions of the Indenture or for waiver of certain defaults.

         The Indenture may also be modified or amended without the consent of the Holders: (i) to cause the Indenture to be qualified under the Trust Indenture Act of 1939, as amended; (ii) to evidence the succession of another Person to the Company as otherwise permitted by the Indenture; (iii) to add to the covenants of the Company for the benefit of the Holders of the Notes or to surrender any power conferred upon the Company; (iv) to add any Events of Default; (v) to permit or facilitate the issuance of securities in uncertificated form; (vi) to secure the Notes; (vii) to make provision with respect to the conversion rights of Holders pursuant to Section 1311 of the Indenture or the repurchase rights of Holders pursuant to Section 1407 of the Indenture; (viii) to provide for successor additional trustees; or (ix) to cure any ambiguity, to correct or supplement any provision which may be inconsistent with any other provision or to make any other provisions with respect to matters or questions arising under the Indenture; provided such action shall not adversely affect the interest of Holders of Notes in any material respect and the Trustee may rely upon the opinion of counsel to that effect.

         The Holders of a majority in aggregate principal amount of Outstanding Notes may waive compliance by the Company with certain restrictive provisions of the Indenture. The Holders of a majority in aggregate principal amount of Outstanding Notes may waive any past default or right under the Indenture, except (i) a default in payment of principal, premium or interest, (ii) the right of a Holder to redeem or convert the Note, or (iii) with respect to any covenant or provision of the Indenture that requires the consent of the Holder of each outstanding Note affected.

SATISFACTION AND DISCHARGE

         The Company may discharge its obligations under the Indenture, other than its obligation to pay the principal of and interest on the Notes and certain other obligations (including its obligation to deliver shares of Common Stock upon conversion of the Notes), while Notes remain Outstanding if (a) all Outstanding Notes have become due and payable or will become due and payable at their scheduled maturity within one year, or (b) all Outstanding Notes are scheduled for redemption within one year or are delivered to the Trustee for conversion in accordance with the Indenture, and in either case the Company has irrevocably deposited with the Trustee an amount sufficient to pay and discharge all Outstanding Notes on the date of their scheduled maturity or the scheduled date of redemption.

PAYMENTS OF PRINCIPAL AND INTEREST

         The Indenture requires that payments in respect of the Notes (including principal, premium, if any, and interest) held of record by DTC (including Notes evidenced by the Global Notes) be made in same day funds. Payments in respect of the Notes held of record by holders other than DTC may, at the option of the Company, be made by check and mailed to such holders of record as shown on the register for the Notes.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

         Under the terms of a Registration Rights Agreement between the Company and the Initial Purchasers, the Company is permitted to prohibit offers and sales of Transfer Restricted Securities pursuant to the Registration Statement, of which this Prospectus is a part, under certain circumstances and subject to certain conditions (any period during which offers and sales are prohibited being referred to as a "Suspension Period"). "Transfer Restricted Securities" means each Note and any underlying share of Common Stock until the date on which such Note or underlying share of Common Stock has been effectively registered under the Securities Act and disposed of in accordance with the Registration Statement, the date on which such Note or underlying share of Common Stock is distributed to the public pursuant to Rule 144 under the Securities Act or the date on which such Note or share of Common Stock may be sold or transferred pursuant to Rule 144(k) (or any similar provisions then in force).

         If the Registration Statement ceases to be effective (without being succeeded immediately by an additional registration statement filed and declared effective) or useable for the offer and sale of Transfer Restricted Securities for a period of time (including any Suspension Period) which shall exceed 60 days in the aggregate in any 12-month period "Registration Default"), the Company will pay liquidated damages to each Holder of Transfer Restricted Securities. The amount of liquidated damages payable during any period during which a Registration Default shall have occurred and be continuing is that amount which is equal to one-quarter of one percent (25 basis points) per annum per $1,000 principal amount and, if applicable, on an equivalent basis per share of Common Stock (subject to adjustment in the event of stock splits, stock recombinations, stock dividends and the like) constituting Transfer Restricted Securities for each 90-day period until the Registration Statement again becomes effective or useable up to a maximum amount of liquidated damages of one and one-quarter percent (125 basis points) per annum per $1,000 principal amount of Notes and, if applicable, on an equivalent basis per share of Common Stock (subject to adjustment as set forth above) constituting Transfer Restricted Securities. All accrued liquidated damages shall be paid to Record Holders by wire transfer of immediately available funds or by federal funds check by the Company on each Damages Payment Date (as defined in the Registration Rights Agreement). Following the cure of all Registration Defaults, liquidated damages will cease to accrue with respect to such Registration Default.

         The Company has agreed to cause the Registration Statement to be effective for a period of two years from the effective date thereof or such shorter period that will terminate when each of the Transfer Restricted Securities covered by the Shelf Registration Statement ceases to be a Transfer Restricted Security.

         The foregoing summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Registration Rights Agreement. Copies of the Registration Rights Agreement are available from the Company or the Initial Purchasers upon request.

GOVERNING LAW

         The Indenture and, except as may otherwise be required by mandatory provisions of law, the Notes are governed by and construed in accordance with the laws of the State of New York, without giving effect to such state's conflicts of laws principles.

INFORMATION CONCERNING THE TRUSTEE

         State Street Bank and Trust Company of California, N.A., is the Trustee under the Indenture. The Company and its subsidiaries may maintain deposit accounts and conduct other banking transactions with the Trustee in the ordinary course of business.

         In case an Event of Default shall occur (and shall not be cured or waived in a timely manner), the Trustee is required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders of Notes, unless they shall have offered to the Trustee reasonable security or indemnity.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         The following is a general discussion of certain material United States federal income tax consequences to holders of the Notes and Common Stock into which the Notes may be converted. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings, and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. There can be no assurance that the IRS will not successfully challenge one or more of the tax consequences described herein, and the Company has not obtained, nor does it intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring or holding Notes or Common Stock.

         This discussion does not deal with all aspects of United States federal income taxation that may be important to holders of the Notes or shares of Common Stock and does not deal with tax consequences arising under the laws of any foreign, state or local jurisdiction. This discussion is for general information only, and does not purport to address all tax consequences that may be important to a particular holder in light of their personal circumstances (such as holders subject to the alternative minimum tax provisions of the Code), or to certain types of purchasers (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or persons who hold the Notes or Common Stock in connection with a straddle) that may be subject to special rules. This discussion is limited to original purchasers of Notes who acquire the Notes at their original issue price within the meaning of Section 1273 of the Code, and who hold the Notes and the shares of Common Stock received upon conversion thereof as capital assets.

         For the purpose of this discussion, a "Non-U.S. Holder" refers to any holder who is not a United States person. The term "United States person" or "U.S. Holder" means a citizen or resident (as defined in Section 7701(a) of the Code) of the United States, a corporation or partnership created or organized in the United States or any state thereof, an estate, the income of which is subject to U.S. federal income tax regardless of its source and, in general, a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and (ii) one or more United States persons have the authority to control all substantial decisions of the trust.

         PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THEIR PARTICIPATION IN THIS OFFERING, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING CONVERSION OF THE NOTES, AND THE EFFECT THAT THEIR PARTICULAR CIRCUMSTANCES MAY HAVE ON SUCH TAX CONSEQUENCES.

OWNERSHIP OF THE NOTES

         Interest on Notes. Interest paid on the Notes generally is taxable to a holder as ordinary interest income at the time such interest is paid or accrued, in accordance with the holder's method of tax accounting. The Notes were not issued with original issue discount ("OID") within the meaning of the Code. There are several circumstances under which the Company could make a payment on a Note which would affect the yield to maturity of a Note, including (as described under "Description of Notes") the payment of liquidated damages pursuant to a failure to register the Notes, the redemption of a Note by the Company, or the repurchase of a Note at the option of a Holder upon a Repurchase Event. According to Treasury Regulations, the possibility of a change in the interest rate will not affect the amount of interest income recognized by a holder (or the timing of such recognition) if the likelihood of the change, as of the date the debt obligations are issued, is remote. The Company intends to report on the basis that the likelihood of a change in the interest rate on the Notes is remote and does not intend to treat the possibility of a change in the interest rate as affecting the yield to maturity of any Note. Correspondingly, the Company intends to take the position that the liquidated damages, if and when paid, will be taxable to a U.S. Holder as ordinary income in accordance with such Holder's method of tax accounting. The IRS, however, may take a different position, which could affect both a U.S. Holder's income and the timing of the Company's deduction with respect to such liquidated damages.

         Constructive Dividend. Certain corporate transactions, such as distributions of assets to holders of Common Stock may cause a deemed distribution to the holders of the Notes if the conversion price or conversion ratio of the Notes is adjusted to reflect such corporation transaction. Such deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules discussed under "-- Distribution on Shares of Common Stock."

         Sale or Exchange of Notes or Shares of Common Stock. In general, a U.S. Holder of Notes will recognize gain or loss upon the sale, exchange, redemption, retirement or other disposition of the Notes measured by the difference between the amount of cash and the fair market value of any property received (except to the extent attributable to the payment of accrued interest not previously included in income) and the holder's adjusted tax basis in the Notes. A U.S. Holder's tax basis in Notes generally will equal the cost of the Notes to the holder increased by the amount of market discount, if any, previously taken in income by the holder or decreased by any bond premium theretofore amortized by the holder with respect to the Notes and any payments other than interest made on the Notes. (For the basis and holding period of shares of Common Stock, see "-- Conversion of Notes.") In general, each U.S. Holder of Common Stock into which the Notes have been converted will recognize gain or loss upon the sale, exchange, redemption, or other disposition of the Common Stock under rules similar to those applicable to the Notes. Special rules may apply to redemptions of the Common Stock which may result in the amount paid being treated as a dividend. Subject to the market discount rules discussed below, the gain or loss on the disposition of the Notes or shares of Common Stock will be capital gain or loss and will be long-term capital gain or loss if the Notes or shares of Common Stock have been held for more than one year at the time of such disposition. On August 5, 1997, legislation was enacted which, among other things, reduces to 20% the maximum rate of tax on long-term capital gains on most capital assets held by an individual for more than 18 months and under which, gain on most capital assets held by an individual more than one year and up to 18 months is subject to tax at a maximum rate of 28%. Holders are urged to consult their own tax advisors regarding the legislation.

         U.S. Holders should be aware that the resale of the Notes may be affected by the "market discount" rules of the Code under which a purchaser of a Note acquiring the Note at a market discount generally would be required to include as ordinary income a portion of the gain realized upon the disposition or retirement of such Note, to the extent of the market discount that has accrued but has not been included in income while the debt instrument was held by such purchaser.

         Conversion of Notes. A U.S. Holder of Notes will not recognize gain or loss on the conversion of Notes into shares of Common Stock except to the extent the Common Stock is considered attributable to accrued interest not previously included in income (which is taxable as ordinary income) or with respect to cash received in lieu of a fractional share of Common Stock. The U.S. Holder's tax basis in the shares of Common Stock received upon conversion of the Notes will be equal to the holder's aggregate basis in the Notes exchanged therefor (less any portion thereof allocable to cash received in lieu of a fractional share). The holding period of the shares of Common Stock received by the U.S. Holder upon conversion of Notes will generally include the period during which the holder held the Notes prior to the conversion.

         Cash received in lieu of a factional share of Common Stock should be treated as a payment in exchange for such fractional share rather than as a dividend. Gain or loss recognized on the receipt of cash paid in lieu of such fractional shares generally will equal the difference between the amount of cash received and the amount of tax basis allocable to the fractional shares.

         Distribution on Shares of Common Stock. Distributions, if any, on shares of Common Stock will constitute dividends for United States federal income tax purposes to the extent of current or accumulated earnings and profits of the Company as determined under United States federal income tax principles. Dividends paid to holders that are United States corporations may qualify for the dividends-received deduction.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES APPLICABLE TO NON-U.S. HOLDERS

         Interest on Notes. Generally, interest paid on the Notes to a Non-U.S. Holder will not be subject to United States federal income tax pursuant to the "portfolio interest exemption" if: (i) such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder; (ii) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all classes of stock of the Company entitled to vote; (iii) the Non-U.S. Holder is not a controlled foreign corporation with respect to which the Company is a "related person" within the meaning of the Code; (iv) the Non-U.S. Holder is not a bank extending credit pursuant to a loan agreement entered into in the normal course of business; and (v) the beneficial owner, under penalties of perjury, certifies that the beneficial owner is not a United States person and provides the beneficial owner's name and address. The information required under clause
(v) above may be provided by a securities clearing organization, a bank or other financial institution that holds customers' securities in the ordinary course of its trade or business. For purposes of clause (ii) above, a Non-U.S. Holder of Notes is deemed to own the Common Stock into which such Notes may be converted. A Non-U.S. Holder that is not exempt from tax under these rules generally will be subject to United States federal income tax withholding at a rate of 30% (or lower applicable treaty rate). Interest effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder will be subject to the United States federal income tax on net income that applies to United States persons generally (and, with respect to corporate holders under certain circumstances, may also be subject to the branch profits tax). Non-U.S. Holders should consult applicable income tax treaties, which may provide different rules. To claim the benefit of a tax treaty or to claim the exemption from withholding for effectively connected income, a Non-U.S. Holder must provide a properly executed Form 1001 or 4224, as applicable, prior to the payment of interest. Under recently issued Treasury Regulations, these forms will be replaced after 1998 by Form W-8, subject to certain transition rules. Special rules are provided in the Treasury Regulations for payments through qualified intermediaries.

         Sales or Exchange of Notes of Shares of Common Stock. A Non-U.S. Holder generally will not be subject to United States federal income tax on gain recognized upon the sale or other disposition of the Notes or shares of Common Stock unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual, such holder is present in the United States for 183 or more days in the taxable year of the sale or disposition and either has a "tax home" (as defined for United States federal income tax purposes) in the United States or an office or other fixed place of business in the United States to which the sale or disposition is attributable, (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain United States expatriates, or
(iv) in the case of the disposition of Common Stock, the Company is a United States real property holding corporation.

         The Company believes that it has not been, and does not expect to become, a United States real property holding corporation. Non-U.S. Holders should consult applicable income tax treaties, which may provide different rules.

         Conversion of Notes. A Non-U.S. Holder generally will not be subject to United States federal income tax on the conversion of Notes into shares of Common Stock. To the extent a Non-U.S. Holder receives cash in lieu of a fractional share on conversion, such cash may give rise to gain that would be subject to the rules described above with respect to the sale or exchange of a Note or Common Stock. Cash or Common Stock treated or issued for accrued interest will be treated as interest under the rules described above.

         Distribution on Shares of Common Stock. Generally, any distribution on shares of Common Stock to a Non-U.S. Holder will be subject to United States federal income tax withholding at a rate of 30% unless the dividend is effectively connected with the conduct of trade or business within the United States by the Non-U.S. Holder, in which case the dividend will be subject to the United States federal income tax on net income that applies to United States persons generally (and, with respect to corporate holders, and under certain circumstances, the branch profits tax). Non-U.S. Holders should consult any applicable income tax treaties, which may provide for a lower rate of withholding or other rules different from those described above. Currently, dividends paid to an address in a foreign country generally are presumed (absent actual knowledge to the contrary) to be paid to a resident of such country for purposes of the withholding rules and for determining the applicability of a tax treaty rate. Under recently issued Treasury Regulations, effective after 1998, a Non-U.S. Holder may be required to satisfy certain certification requirements in order to claim a reduction or of exemption from withholding under the foregoing rules.

INFORMATION REPORTING AND BACKUP WITHHOLDING

         U.S. Holders. Information reporting will apply to payments of interest or dividends on or the proceeds of the sale or other disposition of the Notes or shares of Common Stock made by the Company with respect to certain noncorporate U.S. Holders, and backup withholding at a rate of 31% may apply unless the recipient of such payment supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding. The Company may nevertheless institute backup withholding with respect to a holder for payments made on the Notes if instructed to do so by the IRS. Any amount withheld under backup withholding is allowable as a credit against the U.S. Holder's federal income tax, providing that the required information is provided to the IRS.

         Non-U.S. Holders. The Company must report annually to the IRS and to each Non-U.S. Holder any interest or dividend that is subject to withholding, or that is exempt from U.S. withholding tax pursuant to a tax treaty, or interest that is exempt from U.S. tax under the portfolio interest exemption. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

         Currently, backup withholding and information reporting will not apply to payments of principal on the Notes by the Company to a Non-U.S. Holder if the holder certifies as to its Non-U.S. Person status under penalties of perjury or otherwise establishes an exemption (provided that neither the Company nor its Paying Agent has actual knowledge that the holder is a U.S. Person or that the conditions of any other exemption are not, in fact, satisfied).

         The payment of the proceeds on the disposition of Note or shares of Common Stock to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding unless the owner provides the certification described above or otherwise establishes an exemption. The proceeds of the disposition by a Non-U.S. Holder of Notes or shares of Common Stock to or through a foreign office of a broker will not be subject to backup withholding. However, if such broker is a U.S. Person, a controlled foreign corporation for United States tax purposes, or a foreign person 50% or more of whose gross income from all sources for certain periods is from activities that are effectively connected with a United States trade or business, information reporting requirements will apply unless such broker has documentary evidence in its files of the owner's Non-U.S. Holder status and has no actual knowledge to the contrary or unless the owner otherwise establishes an exemption. Both backup withholding and information reporting will apply to the proceeds from such dispositions if the broker has actual knowledge that the payee is a U.S. Holder.

DEDUCTIBILITY OF INTEREST TO THE COMPANY

         Under recent tax legislation, interest on debt "payable in equity" of the issuer or certain related parties is not deductible to the issuer. For this purpose, debt payable in equity includes (i) an obligation which is part of an arrangement designed to result in payment of the obligation with or by reference to equity of the issuer or certain related parties as well as (ii) certain obligations convertible at the option of the holder where the holder is substantially certain to convert. Legislative history provides, among other things, that the new legislation is not expected to affect convertible debt with a conversion price significantly higher than the market price for the stock to be received upon conversion on the date of issuance of the debt. Because the conversion price for the Common Stock to be received upon conversion of the Notes will exceed the market price for the Common Stock on the date of issuance of the Notes, the Company intends to take the position that the interest on the Notes is deductible to the Company. However, if the interest deduction is disallowed pursuant to the new legislation, the disallowance is not expected to materially impact the Company because of its substantial net operating losses (as discussed under "Management's Discussion and Analysis of Financial Condition and Results of Operations").

         THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE HOLDER SHOULD CONSULT ITS OWN TAX ADVISER WITH RESPECT TO THE TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF A NOTE AND OF COMMON STOCK INTO WHICH A NOTE MAY BE CONVERTED (INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS).

                              PLAN OF DISTRIBUTION

         Pursuant to the Registration Rights Agreement, a Registration Statement, of which this Prospectus forms a part was filed with the Commission covering the resale of the Securities. The Company has agreed to use all reasonable efforts to keep the Registration Statement effective until two years from the date of this Prospectus (or such earlier date when the holders of the Securities are able to sell all such Securities immediately without restriction pursuant to Rule 144(k) under the Securities Act of 1933 or any successor rule thereto or otherwise). The Company will be permitted to suspend the use of this Prospectus (which is a part of the Registration Statement) in connection with sales of Securities by holders during certain period of time under certain circumstances set forth in the Registration Rights Agreement. The specific provisions relating to the registration rights described above are contained in the Registration Rights Agreement, and the foregoing summary is qualified in its entirety by reference to the provisions of such agreement.

         Sales of the Securities may be effected by or for the account of the Selling Securityholders from time to time in transactions (which may include block transactions in the case of the Conversion Shares) on any exchange or market on which such Securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market price, or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Notes or the Conversion Shares directly to purchasers, through broker-dealers acting as agents for the Selling Securityholders, or to broker-dealers who may purchase Securities as principals and thereafter sell the Notes or Conversion Shares from time to time in transactions (which may include block transactions in the case of the Conversion Shares) on any exchange or market on which Securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale or otherwise. In effecting sales, broker-dealers engaged by Selling Securityholders may arrange for other broker-dealers to participate. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Notes or Conversion Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The Selling Securityholders and any broker-dealers, agents or underwriters that participate with the Selling Securityholders in the distribution Notes or Conversion Shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the Notes or Conversion Shares offered hereby and purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

         In addition, any Notes or Conversion Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this Prospectus. There is no assurance that any Selling Securityholder will sell any Notes or Conversion Shares described herein, and any Selling Securityholder may transfer, devise or gift the Notes or Conversion Shares by other means not described herein.

         At the time a particular offering of the Notes and/or the Conversion Shares is made and to the extent required, the aggregate principal amount of Notes and number of Conversion Shares being offered, the name or names of the Selling Securityholders and the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, concessions or commissions and other terms constituting compensation from the Selling Securityholders, and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers, will be set forth in an accompanying Prospectus Supplement.

         Pursuant to the Registration Rights Agreement, the Company has agreed to bear all expenses (other than selling commissions) in connection with the registration and sale of the Securities being offered by the Selling Securityholders, estimated to be approximately $45,750. The Company has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act.

         To comply with the securities laws of certain jurisdictions, if applicable, the Notes and Conversion Shares offered hereby will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualifications requirement is available and is complied with.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Notes or the Conversion Shares may be limited in its ability to engage in market activities with respect to the Notes or the Conversion Shares. In addition and without limiting the foregoing, each Selling Securityholder will be subject to applicable provision of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Notes and Conversion Shares by the Selling Securityholders. The foregoing may affect the marketability of the Notes and the Conversion Shares.

                                 LEGAL MATTERS

         Certain legal matters with respect to the Securities offered hereby will be passed upon for the Company by Morrison & Foerster LLP, Denver, Colorado.

                                    EXPERTS

         The financial statements and the related financial statement schedules incorporated into this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

================================================================================

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING, OTHER THAN THOSE MADE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.


                               TABLE OF CONTENTS

                                           PAGE
                                           ----
AVAILABLE INFORMATION . . . . . . . . . .   3
INCORPORATION OF CERTAIN
   DOCUMENTS BY REFERENCE . . . . . . . .   3
ADDITIONAL INFORMATION  . . . . . . . . .   3
RISK FACTORS  . . . . . . . . . . . . . .   4
THE COMPANY   . . . . . . . . . . . . . .  11
USE OF PROCEEDS . . . . . . . . . . . . .  13
SELLING STOCKHOLDERS  . . . . . . . . . .  13
DESCRIPTION OF CAPITAL STOCK  . . . . . .  14
DESCRIPTION OF NOTES  . . . . . . . . . .  15
CERTAIN UNITED STATES FEDERAL
   INCOME TAX CONSEQUENCES  . . . . . . .  24
PLAN OF DISTRIBUTION  . . . . . . . . . .  28
LEGAL MATTERS . . . . . . . . . . . . . .  30
EXPERTS . . . . . . . . . . . . . . . . .  30

================================================================================


================================================================================

                                  $50,000,000




                            ATRIX LABORATORIES, INC.
                   7% CONVERTIBLE SUBORDINATED NOTES DUE 2004
                                      AND
                             SHARES OF COMMON STOCK
                        ISSUABLE UPON CONVERSION THEREOF





                               ---------------

                                   PROSPECTUS





                               JANUARY __, 1998


================================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the expenses payable by the Registrant, in connection with the sale of securities being registered.

                                                                                   Payable by the
                                                                                     Registrant
                                                                                     ----------
                        SEC registration fee  . . . . . . . . . . . . . . . . .    $    14,750
                        Nasdaq National Market listing fee                              17,500
                        Accounting fees and expenses  . . . . . . . . . . . . .          2,000
                        Legal fees and expenses . . . . . . . . . . . . . . . .         10,000
                        Miscellaneous . . . . . . . . . . . . . . . . . . . . .          1,500

                             Total  . . . . . . . . . . . . . . . . . . . . . .    $    45,750

         The foregoing items, except for the SEC registration fee, are estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law provides generally and in pertinent part that a Delaware corporation may indemnify its directors and officers against expenses, judgments, fines and settlements actually and reasonably incurred by them in connection with any civil suit or action, except actions by or in the right of the corporation, or any administrative or investigative proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 145 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors and officers against expenses actually and reasonably believed to be in, or not opposed to, the best interests of the corporation.
Section 145 permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise and to purchase indemnity insurance on behalf of its directors and officers.

         Article Ten, Section 2 of the Amended and Restated Certificate of Incorporation of the Registrant requires the Registrant to indemnify, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, all directors and officers of the Registrant, which it has the power to indemnify, from and against any and all expenses, liabilities or other matters referred to in Section 145.

         The Registrant's Amended and Restated Certificate of Incorporation also provides in Article Ten, Section 1 that directors shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of a director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

         Article Ten, Section 10.1 of the Registrant's By-laws provides, in general, that the Registrant shall indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

  The Registrant maintains liability insurance coverage for its directors and officers.

ITEM 16.  EXHIBITS.

         The following is a complete list of exhibits filed as part of the Registration Statement. Exhibit numbers correspond to the numbers in the Exhibit Table of Item 601 of Regulation S-K.

         4.1(1) Indenture, dated as of November 15, 1997, by and among Atrix Laboratories, Inc. and State Street Bank and Trust Company of California, N.A., as trustee thereunder.

         4.2     Form of Note (included in Indenture, see Exhibit 4.1).

         4.3(1) Registration Rights Agreement, dated as of November 15, 1997, by and among Atrix Laboratories, Inc. and NationsBanc Montgomery Securities, Inc. and SBC Warburg Dillon Read Inc.

         5.1(2) Opinion of Morrison & Foerster, LLP as to the legality of the Securities being registered.

         12.1* Statement Regarding computation of Ratio of Earnings to Fixed Charges.

         23.1(2) Consent of Morrison & Foerster, LLP (see Exhibit 5.1).

         23.2*   Consent of Deloitte & Touche LLP.

         24.1    Powers of Attorney (included in the signature page).

         25.* Statement of Eligibility Under Trust Indenture Act of 1939 of State Street Bank and Trust Company of California, N.A., as Trustee, on Form T-1.

----------------
*        Filed herewith.
(1) Previously filed as an exhibit to the Company's Current Report on Form 8-K dated November 6, 1997, and incorporated herein by reference.
(2)      To be filed by amendment.

ITEM 17.  UNDERTAKINGS.

         The Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed what was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                 (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the undersigned pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Collins, Colorado on December 23, 1997.

                                        ATRIX LABORATORIES, INC.


                                        By:      /s/ John E. Urheim
                                            ----------------------------------
                                            John E. Urheim, Chief Executive
                                            Officer

                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John E. Urheim, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement on Form S-3 and file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as full as they might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



         SIGNATURE                       TITLE                           DATE
         ---------                       -----                           ----
/s/ David R. Bethume           Director                            December 23, 1997
--------------------------
    David R. Bethume

/s/ H. Stuart Campbell         Director                            December 23, 1997
--------------------------
    H. Stuart Campbell

/s/ Dr. D. Walter Cohen        Director                            December 23, 1997
--------------------------
    Dr. D. Walter Cohen

                               Director                            December   , 1997
--------------------------
    Dr. Jere E. Goyan

/s/ Dr. R. Bruce Merrifield    Director                            December 23, 1997
--------------------------
    Dr. R. Bruce Merrifield

/s/ C. Rodney O'Connor         Director                            December 23, 1997
--------------------------
    C. Rodney O'Connor

/s/ William C. O'Neil, Jr.     Chairman of the Board               December 23, 1997
--------------------------
    William C. O'Neil, Jr.

/s/ Brian G. Richmond          Vice President,                     December 23, 1997
--------------------------     Finance and Assistant Secretary
    Brian G. Richmond


/s/ Dr. G. Lee Southard        President, Chief                    December 23, 1997
--------------------------     Scientific Officer and Director
    Dr. G. Lee Southard


/s/ John E. Urheim             Vice Chairman,                      December 23, 1997
--------------------------     Chief Executive Officer
    John E. Urheim             and Director


                                 EXHIBIT INDEX

         4.1(1)  Indenture, dated November 15, 1997, by and among Atrix Laboratories, Inc. and State Street Bank and
                 Trust Company of California, N.A., as trustee thereunder.

         4.2     Form of Note (included in Indenture, see Exhibit 4.1).

         4.3(1)  Registration Rights Agreement, dated as of November 15, 1997, by and among Atrix Laboratories, Inc. and
                 NationsBanc Montgomery Securities, Inc. and SBC Warburg Dillon Read Inc.

         5.1(2)  Opinion of Morrison & Foerster, LLP as to the legality of the Securities being registered.

         12.1*   Statement Regarding computation of Ratio of Earnings to Fixed Charges.


         23.1(2) Consent of Morrison & Foerster, LLP (see Exhibit 5.1).


         23.2*   Consent of Deloitte & Touche LLP.

         24.1    Powers of Attorney (included in the signature page).

         25.*    Statement of Eligibility Under Trust Indenture Act of 1939 of State Street Bank and
                 Trust Company of California, N.A., as Trustee, on Form T-1.

---------------
*        Filed herewith.
(1) Previously filed as an exhibit to the Company's Current Report on Form 8-K dated November 6, 1997, and incorporated herein by reference.
(2)      To be filed by amendment.